As filed with the Securities and Exchange Commission on June 10, 2014

Registration No.: 333- ____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BRIGHT MOUNTAIN ACQUISITION CORPORATION
(Exact name of registrant as specified in its charter)

Florida	27-2977890
(State or other jurisdiction of incorporation or organization)	(I. R. S. Employer Identification No.)

6400 Congress Avenue, Suite 2050, Boca Raton, Florida	33487
(Address of Principal Executive Offices)	(Zip Code)

2011 Stock Option Plan 2013 Stock Option Plan 2015 Stock Option Plan
(Full title of the plan)

Ms. Annette Casacci Chief Financial Officer Bright Mountain Acquisition Corporation 6400 Congress Avenue, Suite 2050 Boca Raton, Florida 33487
(Name and address of agent for service)

with a copy to:

Charles B. Pearlman, Esq.

Pearlman Schneider LLP

2200 Corporate Boulevard N.W., Suite 210

Boca Raton, Florida 33431

telephone (561) 362-9595

(561) 998-2440
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum Offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock (1)	2,620,000	$0.65	$1,703,000	$197.89
Common stock (2)	40,000	$0.75	$30,000	3.49
Common stock (3)	140,000	$0.78	$109,200	12.69
Totals	2,800,000			$214.07

———————

(1)

Includes (i) 900,000 shares reserved for issuance under the 2011 Stock Option Plan, including 819,000 shares underlying options granted under the 2011 Stock Option Plan with exercise prices ranging from $0.1389 to $0.2778 per share, (ii) 720,000 shares reserved for issuance under the 2013 Stock Option Plan, including 676,000 shares underling options granted under the 2013 Stock Option Plan with exercise prices ranging from $0.2778 to $0.50 per share; and (iii) 1,000,000 shares reserved for issuance under the 2015 Stock Option Plan.  The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(h) under the Securities Act of 1933 on the basis of the average of the bid and asked price of our common stock as reported on the OTCQB Tier of the OTC Markets on June 9, 2015.

(2)

Includes 40,000 shares underlying options granted under the 2013 Stock Option Plan with an exercise price of $0.75 per share.

(3)

Includes 140,000 shares underlying options granted under the 2013 Stock Option Plan with an exercise price of $0.78 per share.

To the extent permitted by Rule 416 of the Securities Act of 1933, this registration statement also covers such additional number of shares of common stock as may be issuable as a result of the anti-dilution provisions of the options granted or as may be granted under the plans in the event of stock splits, stock dividends or similar transactions.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This registration statement relates to separate prospectuses.

Items 1 and 2 of this Part I, and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Form S-8, constitute the first prospectus relating to issuances to our employees, directors, consultants and others of up to 900,000 shares of common stock pursuant to our 2011 Stock Option Plan, up to 900,000 shares of our common stock pursuant to our 2013 Stock Option Plan, and up to 1,000,000 shares of our common stock pursuant to our 2015 Stock Option Plan.  Pursuant to the requirements of Form S-8 and Rule 428, we will deliver or cause to be delivered to plan participants any required information as specified by Rule 428(b)(1).  The second prospectus, referred to as the reoffer prospectus, relates to the reoffer or resale of any shares that are deemed to be control securities or restricted securities under the Securities Act of 1933, as amended.

REOFFER PROSPECTUS

This prospectus relates to the reoffer and resale by certain selling shareholders of shares of common stock of Bright Mountain Acquisition Corporation that may be issued by us to the selling shareholders, including shares of restricted stock and shares issuable upon the exercise of stock options granted under our 2011 Stock Option Plan, which we refer to as the 2011 Plan, our 2013 Stock Option Plan, which we refer to as our 2013 Plan, and/or our 2015 Stock Option Plan, which we refer to as our 2015 Plan.  If and when additional shares of restricted stock, stock options or other securities are granted under our 2011 Plan, our 2013 Plan and/or our 2015 Plan to persons required to use this prospectus to reoffer and resell such shares or the shares underlying such securities, we will distribute a prospectus supplement.  The shares are being reoffered and resold for the account of the selling shareholders and we will not receive any of the proceeds from the resale of the shares.

The selling shareholders have advised us that the resale of their shares may be effected from time to time in one or more transactions on the OTCQB Tier of the OTC Markets or on any other stock exchange or over the counter market on which the shares of our common stock may be listed or quoted at the time of sale, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated.  See “Plan of Distribution.”  We will bear all expenses in connection with the preparation of this prospectus.

Our common stock is quoted on the OTCQB Tier of the OTC Markets under the symbol BMAQ.  On April 2, 2015, the most recent sale date, the last sale price of our common stock was $0.65.

____________________

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus to read about the risks of investing in our common stock.

____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 10, 2015

When used herein the terms “Bright Mountain", "we", "us", "our" and similar terms refer to Bright Mountain Acquisition Corporation, a Florida corporation, and our subsidiaries.  In addition, when used in this prospectus, “first quarter of 2015” refers to the three months ended March 31, 2015, "2015” refers to the year ending December 31, 2015, “2014” refers to the year ended December 31, 2014 and "2013" refers to the year ended December 31, 2013.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission.  You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement.  We have not authorized anyone else to provide you with different information.  The selling shareholders will not make an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.  You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our common stock.  Our business, financial condition, results of operations and prospects may have changed since that date.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Various statements in this prospectus contain or may contain forward-looking statements that are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived from utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to:

•	our history of losses and our ability to continue as a going concern,
•	our limited operating history,
•	our ability to raise capital,
•	our dependence on our relationships with Amazon, eBay and PayPal,
•	acquisitions of new businesses and our ability to integrate those businesses into our operations,
•	dependence on Chief Executive Officer and our ability to hire qualified personnel,
•	third party content,
•	possible problems with our network infrastructure,
•	the illiquid nature of our common stock,
•	the impact of federal securities laws on the trading in our common stock once a market is established,
•	control of our company by our management,
•	our corporate governance practices,
•	dilution to our shareholders from the conversion of outstanding shares of preferred stock and the payment of dividends on those shares in shares of our common stock, and
•	the ability of our board of directors to issue shares of our blank check preferred stock.

Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this prospectus, our Annual Report on Form 10-K for the year ended December 31, 2014, as amended, and our other filings with the Securities and Exchange Commission in their entirety. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

ii

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus and does not contain all of the information that you should consider before investing in our common stock.  We urge you to read this entire prospectus carefully, including the “Risk Factors” section and the consolidated financial statements and related notes and the other documents incorporated by reference into this prospectus, before making an investment decision.

OUR COMPANY

We are a media holding company for online assets primarily targeted to the military and public safety sectors. We own and manage websites which are customized to provide our niche users, including active, reserve and retired military, law enforcement, and fire fighters with information and news that which believe may be of interest to them. We have grown from one website in March 2013 to 20 websites as of the date of this prospectus, including our corporate website and TheBright.com. We generate revenues from two segments, product sales and services, which consists of advertising revenue and subscriptions.

We were formed as a Florida corporation on May 20, 2010. Our principal executive offices are located at 6400 Congress Avenue, Suite 2050, Boca Raton, Florida 33487. Our telephone number at this location is (561) 998-2440.  The information which appears on our website at www.bmaq.com is not part of this prospectus.

RISK FACTORS

An investment in our securities involves a significant degree of risk. You should not invest in our securities unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in our securities. If any of the following risks and uncertainties develops into actual events, our business, financial condition or results of operations could be materially adversely affected and you could lose your entire investment in our company.

We have a history of losses.

We incurred net losses attributable to common shareholders of $407,022, $1,521,253 and $1,296,681 for the first quarter of 2015, and for 2014 and 2013, respectively. At March 31, 2015 we had an accumulated deficit of $4,818,867. While our revenues increased 81% for the first quarter of 2015 from the comparable period in 2014, and 80% in 2014 from 2013, our total operating expenses increased 10% in the first quarter of 2015 from the comparable period in 2014 and 32% for 2014 as compared to 2013.  We anticipate that our operating expenses will continue to increase and we may continue to incur losses in future periods until such time, if ever, as we are successful in significantly increasing our revenues, of which there are no assurances.

We have only recently exited development stage operations and have a limited operating history.

We exited development stage operations in the second quarter of 2014 and we have a limited operating history upon which an investor may analyze our business prospects. Our limited operating history means that there is a high degree of uncertainty in our ability to execute our business plan, generate any significant revenues or report profitable operations. Our inability to achieve any of the foregoing could materially and adversely affect our business in future periods.

Our auditors have raised substantial doubts as to our ability to continue as a going concern.

Our consolidated financial statements have been prepared assuming we will continue as a going concern. We have experienced substantial and recurring losses from operations, which losses have caused an accumulated deficit of $4,818,867 at March 31, 2015. We have been and expect to continue funding our business until, if ever, we generate sufficient cash flow to internally fund our business, with and through sales of our securities. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We may have difficulty raising additional capital, which could deprive us of necessary revenues.

Our revenues are not sufficient to fund our cash operating expenses and we have been dependent upon investment capital to provide sufficient funds to pay our operating expenses and execute our business strategy. During 2014 and the first quarter of 2015 we used $1,668,378 and $420,913, respectively, in cash to fund our operations. During 2014 we raised $1,655,000 through the sale of our securities, of which approximately 86% was raised through sales to affiliates, including our Chief Executive Officer, and during the first quarter of 2015 we raised an additional $350,000, all of which was from sales to affiliates. Until such time, if ever, that we are able to generate sufficient revenues to fund our operations we will remain dependent upon investment capital from third parties.  Our ability to raise additional financing depends on many factors beyond our control, including the state of the capital markets and the market price of our common stock. During 2015 we will need to raise approximately $1,550,000 in additional capital to fund our ongoing operations and provide funds to continue the expansion of our company. There are no assurances our affiliates will continue to provide investment capital to our company and we do not have any firm commitments for funding from any third-party sources. Sufficient additional financing many not be available to us or may be available only on terms that would result in further dilution to the current owners of our common stock. If we are unsuccessful in raising additional capital, or the terms of raising such capital are unacceptable, we may have to modify our business plan and/or significantly curtail our planned activities and other operations.

We are dependent upon our relationships with Amazon, eBay and PayPal and one or more of these relationships can be terminated at will.

Sales of products represented 90% and 99% of our total revenues in 2014 and 2013, respectively, and 84% for the first quarter of 2015. We sell many of our products through various distribution portals, which include Amazon and eBay. During 2014, these two portals accounted for 86% and 13%, respectively of our total product sales.  For the first quarter of 2015, these two portals accounted for 89% of our total product sales. We did not establish a distribution portal relationship with eBay until 2013, however; Amazon accounted for 67% and eBay accounted for 32% of our total product sales for 2013. A substantial amount of payments for our products sold are processed through PayPal. Our agreements with any of these companies may be terminated at will. Due to high concentration and reliance on these portals, and the dependence on PayPal, the loss of a working relationship with any of these entities could adversely affect our results of operations in future periods. Given the dominance of these entities in their respect sectors, in the event our relationship with one or more of these entities was terminated, there are no assurances we would be able to locate a suitable successor company.

The acquisition of new businesses is costly and these acquisitions may not enhance our financial condition.

A significant element of our growth strategy is to acquire companies which complement our business. The process to undertake a potential acquisition can be time-consuming and costly. We expect to expend significant resources to undertake business, financial and legal due diligence on our potential acquisition targets and there is no guarantee that we will acquire the company after completing due diligence. The process of identifying and consummating an acquisition could result in the use of substantial amounts of cash and exposure to undisclosed or potential liabilities of acquired companies. In addition, even if we are successful in acquiring additional companies, there are no assurances that the operations of these businesses will enhance our future financial condition. To the extent that a business we acquire does not meet the performance criteria used to establish a purchase price, some or all of the goodwill related to that acquisition could be charged against our future earnings, if any.

Our management may be unable to effectively integrate our acquisitions and to manage our growth and we may be unable to fully realize any anticipated benefits of these acquisitions.

We are subject to various risks associated with our growth strategy, including the risk that we will be unable to identify and recruit suitable acquisition candidates in the future or to integrate and manage the acquired companies. Acquired companies’ histories, the geographical location, business models and business cultures will be different from ours in many respects. Successful integration of these acquisitions is subject to a number of challenges, including:

•	the diversion of management time and resources and the potential disruption of our ongoing business;
•	difficulties in maintaining uniform standards, controls, procedures and policies;
•	unexpected costs and time associated with upgrading both the internal accounting systems as well as educating each of their staff as to the proper methods of collecting and recording financial data;
•	potential unknown liabilities associated with acquired businesses;
•	the difficulty of retaining key alliances on attractive terms with partners and suppliers; and
•	the difficulty of retaining and recruiting key personnel and maintaining employee morale.

There can be no assurance that our efforts to integrate the operations of any acquired assets or companies will be successful, that we can manage our growth or that the anticipated benefits of these proposed acquisitions will be fully realized.

We depend on the services of our Chief Executive Officer. Our failure to retain and attract qualified personnel could harm our business.

Our success largely depends on the efforts, reputation and abilities of W. Kip Speyer, our Chief Executive Officer. While we are a party to an employment agreement with Mr. Speyer and do not expect to lose his services in the foreseeable future, the loss of the services of Mr. Speyer could materially harm our business and operations in future periods. In addition, our success also depends on our ability to attract, train and retain qualified personnel. Competition for qualified personnel is intense and we may not be able to hire sufficient personnel to achieve our goals or support our anticipated growth. If we fail to attract and retain qualified personnel, our business will suffer.

We deliver advertisements to users from third-party ad networks which exposes our users to content and functionality over which we do not have ultimate control.

We display pay-per-click, banner, cost per acquisition, and other forms of advertisements to users that come from third-party ad networks. We do not control the content and functionality of such third-party advertisements and, while we provide guidelines as to what types of advertisements are acceptable, there can be no assurance that such advertisements will not contain content or functionality that is harmful to users. Our inability to monitor and control what types of advertisements get displayed to users could have a material adverse effect on our business, financial condition and results of operations.

Our services may be interrupted if we experience problems with our network infrastructure.

The performance of our network infrastructure is critical to our business and reputation. Because our services are delivered solely through the Internet, our network infrastructure could be disrupted by a number of factors, including, but not limited to:

•

unexpected increases in usage of our services;

•

computer viruses and other security issues;

•

interruption or other loss of connectivity provided by third-party internet service providers;

•

natural disasters or other catastrophic events; and

•

server failures or other hardware problems.

If our services were to be interrupted, it could cause loss of users, customers and business partners, which could have a material adverse affect on our results of operations and financial position.

Provisions of our articles of incorporation and bylaws may delay or prevent a take-over which may not be in the best interests of our shareholders.

Provisions of our amended and restated articles of incorporation and amended and restated bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our shareholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Florida Business Corporation Act also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested shareholders. Further, our articles of incorporation authorizes the issuance of up to 20,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors in their sole discretion. Our board of directors may, without shareholder approval, issue series of preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

The tradability of our common stock is limited under the penny stock regulations which may cause the holders of our common stock difficulty should they wish to sell the shares.

Because the quoted price of our common stock is less than $5.00 per share, our common stock is considered a “penny stock,” and trading in our common stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker-dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction. SEC regulations also require additional disclosure in connection with any trades involving a “penny stock,” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities and this limited liquidity will make it more difficult for an investor to sell his shares of our common stock in the secondary market should the investor wish to liquidate the investment. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities. The market price of our common stock may be volatile.

While our common stock is quoted on the OTCQB Tier of the OTC Markets, our common stock is thinly traded and should be considered an illiquid investment. The market price of our common stock will likely be highly volatile, as is the stock market in general, and the market for over the counter quoted stocks in particular. Some of the factors that may materially affect the market price of our common stock are beyond our control, such as conditions or trends in the industry in which we operate or sales of our common stock. These factors may materially adversely affect the market price of our common stock, regardless of our performance. In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

FINRA sales practice requirements may also limit a shareholders ability to buy and sell our stock.

In addition to the penny stock rules promulgated by the SEC, which are discussed earlier in this section, FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative, low-priced securities to their non-institutional customers, broker-dealers must have reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit the ability to buy and sell our stock and have an adverse effect on the market value for our shares.

Our company has a concentration of stock ownership and control, which may have the effect of delaying, preventing, or deterring a change of control

Our common stock ownership is highly concentrated. Mr. W. Kip Speyer, our Chief Executive Officer and Chairman of the Board, beneficially owns approximately 55.9% of our total outstanding shares of common stock. As a result of the concentrated ownership of the stock, Mr. Speyer may be able to control all matters requiring shareholder approval, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company. It would also deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and it may affect the market price of our common stock.

We have not voluntarily implemented various governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements; other have been adopted by companies in response to the requirements; others have been adopted by companies in response to the requirements of national securities exchanges, such as NYSE or the NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges and NASDAQ, are those that address the board of director’s independence, audit committee oversight and the adoption of a code of ethics. It is possible that if we were to adopt some or all of these corporate governance measures, shareholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees, may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

The conversion of our outstanding 10% Series A convertible preferred stock and/or 10% Series B convertible preferred stock and/or outstanding 10% Series C convertible preferred stock and/or outstanding 10% Series D convertible preferred stock will result in the issuance of an additional 5,100,000 shares of common stock.

At May 31, 2015 we had 1,800,000 shares of 10% Series A convertible preferred stock, 1,000,000 shares of 10% Series B convertible preferred stock outstanding, 1,800,000 shares of 10% Series C convertible preferred stock and 500,000 shares of our 10% Series D convertible preferred stock.  Included in the four series of outstanding shares of preferred stock are 500,000 shares of 10% Series A convertible preferred stock and 800,000 shares of 10% Series C convertible preferred stock owned by Mr. W. Kip Speyer. All series of these securities are convertible into shares of our common stock on a one for one basis at the option of the holder during the first five years the shares are outstanding and, on the fifth anniversary, they are automatically converted into common stock. The conversion of these shares of preferred stock will result in the issuance of an additional 5,100,000 shares of our common stock, which would increase our currently outstanding shares by 15%. The conversion of the shares of 10% Series A convertible preferred stock and/or 10% Series B convertible preferred stock and/or 10% Series C convertible preferred stock and/or 10% Series D convertible preferred stock into common stock will be dilutive to our existing shareholders and could adversely impact the market price of our common stock, should a market be developed of which there is no assurance.

The payment of dividends on the shares of 10% Series A convertible preferred stock, 10% Series B convertible preferred stock, 10% Series C convertible preferred stock and 10% Series D convertible preferred stock is dilutive to our shareholders.

The designations, rights and preferences of each class of our outstanding preferred stock provide that a 10% annual dividend is payable in shares of our common stock at a rate of one share of common stock for each 10 shares of 10% Series A, 10% Series B, 10% Series C or 10% Series D convertible preferred stock. These dividends are payable in January of each year. In January 2015 we issued an aggregate of 289,425 shares of our common stock as dividends payments, of which 40,795 shares were issued to Mr. W. Kip Speyer and 199,658 shares were issued to a principal shareholder. The payment of dividends of the shares of 10% Series A convertible preferred stock, 10% Series B convertible preferred stock, 10% Series C convertible preferred stock and 10% Series D convertible preferred stock will be dilutive to our existing shareholders and could adversely impact the market price of our common stock, should a market be developed of which there is no assurance.

This prospectus permits selling shareholders who are our affiliates to resell their shares.  If they do so, the market price for our shares may fall and purchasers of our shares may be unable to resell them.

This prospectus includes shares being offered by affiliates.  To the extent that these shares are sold into the market for our shares, there may be an oversupply of shares and an undersupply of purchasers.  If this occurs the market price for our shares may decline significantly and investors may be unable to sell their shares at a profit, or at all.

USE OF PROCEEDS

We will not receive any proceeds upon the sale of shares by the selling shareholders.

SELLING SHAREHOLDERS

At June 9, 2015 there were 34,160,059 shares of our common stock outstanding.  The information under this heading relates to resales of shares covered by this prospectus by persons who are our "affiliates" as that term is defined under federal securities laws.  These persons include members of our board of directors and/or executive officers of our company.  Shares issued pursuant to this prospectus to our affiliates are "control" shares under federal securities laws.

The following table sets forth:

•

the name of each affiliated selling shareholder,

•

the amount of common stock owned beneficially, directly or indirectly, by each affiliated selling shareholder,

•

the maximum amount of shares to be offered by the affiliated selling shareholders pursuant to this prospectus, and

•

the amount of common stock to be owned by each affiliated selling shareholder following sale of the shares.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of any security or other right.  The information as to the number of shares of our common stock owned by each affiliated selling shareholder is based upon our books and records and the information provided by our transfer agent.

We may amend or supplement this prospectus from time to time to update the disclosure set forth in the table.  Because the selling shareholders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the affiliated selling shareholders upon termination of the offering made hereby.  We have therefore assumed, for the purposes of the following table, that the affiliated selling shareholders will sell all of the shares owned by them, which are being offered hereby, but will not sell any other shares of our common stock that they presently own.

Persons who receive stock grants under the 2011 Plan, the 2013 Plan and/or the 2015 Plan and are deemed affiliates may affect sales of shares of common stock covered hereby not in excess of 1% of our outstanding common stock in any three-month period.  Grants may be made to affiliates in the future which we are not able to identify at this time.  Before any of our affiliates sell any of his or her shares received under additional grants which may be made by us under the 2011 Plan, the 2013 Plan and/or the 2015 Plan, we will supplement this prospectus with the required information regarding the names of the persons selling, the total number of shares owned by these persons and the number of shares proposed to be sold under this prospectus.

Name of selling shareholder	Number of shares owned	Shares to be offered	Shares to be owned after offering	% owned after offering
Todd F. Speyer (1)	720,000	180,000	540,000	1.6%
Annette Casacci (2)	91,000	180,000	1,000	≤1%
Jonathan D. Thielmann (3)	192,500	230,000	—	—
Richard Rogers (4)	414,000	148,000	360,000	1.1%
Todd Davenport (5)	90,000	54,000	36,000	≤1%
Randolph Pohlman (6)	—	40,000	—	—
Charles H. Lichtman (7)	830,000	40,000	830,000	2.4%

———————

(1)

Mr. Todd Speyer is an officer and director of our company.  The number of shares owned and offered includes 180,000 shares underlying vested options with an exercise price of $0.1389 per share.

(2)

Ms. Casacci is an officer and director of our company.  The number of shares owned includes 90,000 shares underlying vested options with an exercise price of $0.2778 per share, but excludes 90,000 shares underlying unvested options with an exercise price of $0.2778 per share.  The number of shares offered includes 180,000 shares underlying these vested and unvested options.

(3)

Mr. Thielmann is an officer and director of our company.  The number of shares owned includes 192,500 shares underlying vested options with exercise prices ranging from $0.1389 to $0.50 per share, but excludes 37,500 shares underlying unvested options with an exercise price of $0.50 per share.  The number of shares offered includes 230,000 shares underlying these vested and unvested options.

(4)

Mr. Rogers is a member of our board of directors.  The number of shares owed includes 54,000 shares underlying vested options with an exercise price of $0.2778 per share, but excludes 94,000 shares underlying unvested options with an exercise price of $0.2778 per share and 40,000 shares underlying unvested options with an exercise price of $0.50 per share.  The number of shares offered includes 148,000 shares underlying these vested and unvested options.

(5)

Mr. Davenport is a member of our board of directors.  The number of shares owned and offered includes 54,000 shares underlying vested options with an exercise price of $0.2778 per share.

(6)

Dr. Pohlman is a member of our board of directors.  The number of shares offered includes 40,000 shares underlying unvested options with an exercise price of $0.75 per share.

(7)

Mr. Lichtman is a member of our board of directors. The number of shares offered includes 40,000 shares underlying unvested options with an exercise price of $0.78 per share.

PLAN OF DISTRIBUTION

The information under this heading includes resales of shares covered by this prospectus by persons who are our "affiliates" as that term in defined under federal securities laws.

The shares covered by this prospectus may be resold and distributed from time to time by the selling shareholders in one or more transactions, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices.  The selling shareholders in connection with sales of securities may pay usual and customary, or specifically negotiated, brokerage fees or commissions.

The selling shareholders may sell shares in one or more of the following methods, which may include crosses or block transactions:

•

on the OTCQB Tier of the OTC Markets or on such exchanges or over-the-counter markets on which our shares may be listed or quoted from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges, or through brokers, acting as principal or agent;

•

in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value, subject to rules relating to sales by affiliates; or

•

through the writing of options on our shares, whether or not such options are listed on an exchange, or other transactions requiring delivery of our shares, or the delivery of our shares to close out a short position.

Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

In making sales, brokers or dealers used by the selling shareholders may arrange for other brokers or dealers to participate. The selling shareholders who are affiliates of our company and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act of 1933 for the securities offered, and any profits realized or commission received may be considered underwriting compensation.  Information as to whether an underwriter(s) who may be selected by the selling shareholders, or any other broker-dealer, is acting as principal or agent for the selling shareholders, the compensation to be received by underwriters who may be selected by the selling shareholders, or any broker-dealer, acting as principal or agent for the selling shareholders and the compensation to be received by other broker-dealers, in the event the compensation of other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the supplement, if any, to any person who purchases any of the shares from or through a dealer or broker.

We have advised the selling shareholders that, at the time a resale of the shares is made by or on behalf of a selling shareholder, a copy of this prospectus is to be delivered.

We have also advised the selling shareholders that during the time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M of the Securities Exchange Act of 1934.  With certain exceptions, Regulation M precludes any selling shareholders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.  Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with the distribution of that security.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Pearlman Schneider LLP, 2200 Corporate Boulevard, N.W., Boca Raton, Florida  33431.

EXPERTS

The consolidated balance sheets of Bright Mountain as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the two years ended December 31, 2014, appearing in our Annual Report on Form 10-K for the year ended December 31, 2014, as amended, as filed with the Securities and Exchange Commission have been audited by Liggett, Vogt & Webb P.A., independent registered public accounting firm, as set forth in their report thereon and are incorporated by reference in reliance upon the authority of such firm as experts in auditing and accounting.

INDEMNIFICATION

The Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of Florida corporations. Our Articles of Incorporation and Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Florida Business Corporation Act.

The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in the right of a shareholder. The statute does not affect a director’s responsibilities under any other law, such as the federal securities laws. The effect of the foregoing is to require our company to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by us with the SEC are incorporated herein by reference and made a part hereof:

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (filed on March 31, 2015), as amended on Annual Report on Form 10-K/A for the fiscal year ended December 31, 2014 (filed April 1, 2015);

•

Reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2014; and

•

The description of our common stock that is contained in our registration statement on Form 10 filed with the Securities and Exchange Commission on March 20, 2013, as amended on April 12, 2013 (File No. 000-54887) under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.  Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, and, in accordance therewith, we file reports, proxy statements and other information with the SEC.  Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov.  You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

Item 3.

Incorporation of Documents by Reference.

The following documents, which have previously been filed by us, as specified, with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, are incorporated by reference herein and shall be deemed to be a part hereof:

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (filed on March 31, 2015), as amended on Annual Report on Form 10-K/A for the fiscal year ended December 31, 2014 (filed April 1, 2015);

•

Reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2014; and

•

The description of our common stock that is contained in our registration statement on Form 10 filed with the Securities and Exchange Commission on March 20, 2013, as amended on April 12, 2013 (File No. 000-54887) under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.  Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4

Description of Securities.

A description of the registrant's securities is set forth in the prospectus incorporated as a part of this registration statement.

Item 5.

Interests of Named Experts and Counsel.

Not applicable.

Item 6.

Indemnification of Directors and Officers.

The Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of Florida corporations. Our Articles of Incorporation and Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Florida Business Corporation Act.

The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in the right of a shareholder. The statute does not affect a director’s responsibilities under any other law, such as the federal securities laws. The effect of the foregoing is to require our company to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 7.

Exemption From Registration Claimed.

Persons eligible to receive grants under the 2011 Plan, the 2013 Plan and/or the 2015 Plan will have an existing relationship with us and will have access to comprehensive information about us to enable them to make an informed investment decision.  The recipient must express an investment intent and, in the absence of registration under the Securities Act of 1933, consent to the imprinting of a legend on the securities restricting their transferability except in compliance with applicable securities laws.

Item 8.

Exhibits.

Exhibit No.	Description
5.1	Opinion of Pearlman Schneider LLP *
10.1	2011 Stock Option Plan (1)
10.2	2013 Stock Option Plan (2)
10.3	2015 Stock Option Plan (3)
23.1	Consent of Liggett, Vogt & Webb P.A. *
23.2	Consent of Pearlman Schneider LLP (included in Exhibit 5.1 hereof)

———————

*	Filed herewith.
(1)	Incorporated by reference to the registration statement on Form 10-, SEC File No. 000-54887.
(2)	Incorporated by reference to the Quarterly Report on Form 10-Q for the period ended September 30, 2013.
(3)	Incorporated by reference to the Current Report on Form 8-K as filed on May 27, 2015.

Item 9.

Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida on June 10, 2015.

Bright Mountain Acquisition Corporation

By:	/s/ W. Kip Speyer
W. Kip Speyer, Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints W. Kip Speyer his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Positions	Date

/s/ W. Kip Speyer	Chief Executive Officer, President, Chairman of the Board of Directors, principal executive officer	June 10, 2015
W. Kip Speyer

/s/ Annette Casacci	Chief Financial Officer, Director, principal financial and accounting officer	June 10, 2015
Annette Casacci

/s/ Todd F. Speyer	Director of Business Development and Website Manager, Director	June 10, 2015
Todd F. Speyer

/s/ Jonathan D. Thielmann	Director of Information Technology and Product Sales, Director	June 10, 2015
Jonathan D. Thielmann

/s/ Richard Rogers	Director	June 10, 2015
Richard Rogers

/s/ Todd Davenport	Director	June 10, 2015
Todd Davenport

/s/ Charles H. Lichtman	Director	June 10, 2015
Charles H. Lichtman

/s/ Randolph Pohlman	Director	June 10, 2015
Randolph Pohlman, PhD

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Pearlman Schneider LLP
23.1	Consent of Liggett, Vogt & Webb P.A.
23.2	Consent of Pearlman Schneider LLP (included in Exhibit 5.1 hereof)